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                                                                    EXHIBIT 23.6


                   CONSENT OF KPMG LLP, INDEPENDENT AUDITORS


     We consent to the incorporation by reference in the Registration Statement on Amendment No. 1 to Form S-4 (No. 333-30240) of JDS Uniphase Corporation of our report dated November 26, 1997, with respect to the statements of operations, stockholders' equity, and cash flows of Flex Products, Inc. for the year ended November 2, 1997, which report appears in the October 31, 1999 Form 10-K of Optical Coating Laboratory, Inc., which is incorporated by reference in the Current Report on Amendment No. 2 to Form 8-K/A of JDS Uniphase Corporation filed on May 22, 2000, and to the reference to us under the heading "Experts" in the proxy statement-prospectus.


/s/ KPMG LLP

San Francisco, California

May 22, 2000